 EXHIBIT 99.1

CONTACT:
Karen M. Spaun	John P. Shallcross
SVP & Chief Financial Officer	Director of Investor Relations & Capital Strategies
(248) 204-8178	(248) 204-8066

FOR IMMEDIATE RELEASE

SOUTHFIELD, MICHIGAN
February 15, 2011

MEADOWBROOK INSURANCE GROUP, INC.
REPORTS IMPROVED FULL YEAR AND FOURTH QUARTER 2010 RESULTS

•	Full year net operating income per share increased 15.1% to $1.07 per share up from $0.93 per share in 2009
•	Fourth quarter net operating income per share increased 8.3% to $0.26 per share up from $0.24 per share for the prior year quarter
•	Full year net income per share increased 19.6% to $1.10 per share for the year up from $0.92 per share in 2009
•	Fourth quarter net income was $0.29 per share, which was comparable to the prior year quarter
•	GAAP combined ratio of 95.0% for the year and 95.4% for the quarter
•	Full year revenue increased 19.5% and fourth quarter revenue increased 15.0%
•	Book value per share of $10.28, up 13.5% from December 31, 2009

Full Year 2010 Highlights and Overview:
•
Net operating income, a non-GAAP measure the Company defines as net income excluding after-tax realized gains and losses, increased 8.8% to $58.2 million, compared to $53.5 million in 2009; this equates to an increase in operating income per share of 15.1% to $1.07 per diluted share compared to $0.93 per diluted share in 2009, on a lower share count.

•
Net income increased 13.4% to $59.7 million, compared to $52.7 million for 2009; this equates to an increase in net income per share of 19.6% to $1.10 per diluted share compared to $0.92 per diluted share in 2009, on a lower share count.

•	The combined ratio was 95.0%, compared to 93.2% for the year ended December 31, 2009.
•	Gross written premium increased by $113.2 million, or 16.4%, to $801.9 million, compared to $688.7 million in 2009.
•	Book value per share increased 13.5% to $10.28 per share, compared to $9.06 per share at December 31, 2009.

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During 2010, we repurchased 2.5 million shares at an average price of $7.88 per share.
•	Return on average equity of 11.4% in 2010 as compared to 11.2% in 2009.
•	Return on average equity, excluding unrealized gains, of 12.1% in 2010 as compared to 11.5% in 2009.

Meadowbrook Insurance Group, Inc. (NYSE: MIG) reported that net operating income for the year ended December 31, 2010 increased 8.8% to $58.2 million, or $1.07 per diluted share, up from $53.5 million, or $0.93 per diluted share, for the comparable prior year period. Net income increased 13.4% to $59.7 million, or $1.10 per diluted share, compared to $52.7 million, or $0.92 per diluted share, in 2009. Our 2010 results include $1.5 million, or $0.03 per diluted share, of net after-tax realized gains, whereas 2009 results include ($865,000), or ($0.01) per diluted share, of after-tax realized losses.

Gross written premium increased 16.4% to $801.9 million in 2010, compared to $688.7 million in the comparable prior year period. The increase in premium is primarily due to new business initiatives commencing in the second half of 2009.

For the year ended December 31, 2010, net earned premium increased 22.3% to $659.8 million, compared to $539.6 million in 2009.

The year-to-date GAAP combined ratio for 2010 was 95.0%, compared to 93.2% for the comparable period in 2009.

During the first quarter of 2010, the Company made certain reclassifications to the expense classifications on the Consolidated Statement of Income.  These reclassifications were made to enable the user of the financial statements to calculate the GAAP combined ratio directly from the Consolidated Statement of Income. As a result, the Consolidated Statement of Income for the year ended December 31, 2009, has been reclassified to conform to this revised presentation. These reclassifications do not change total expenses or consolidated net income as originally reported for the year ended December 31, 2009. Please refer to Form 8-K filed on May 3, 2010 for further detail. For the year ended December 31, 2010, this refinement resulted in a 1.7 percentage point increase in the expense ratio, a 1.0 percentage point decrease in the loss and LAE ratio and a decrease of $4.9 million in general, selling and administrative costs.

The calendar year loss and LAE ratio for the year ended December 31, 2010 was 60.6% compared to 60.7% for the year ended December 31, 2009. The 2010 results include favorable development of 4.7 percentage points, while the 2009 results include favorable development of 5.3 percentage points. The accident year loss and LAE ratio for the year-to-date 2010 period was 65.3%, compared to 66.0% for 2009.

Policy acquisition and other underwriting expenses for 2010 increased $51.9 million to $227.0 million, compared to $175.1 million for the same period in 2009. Our expense ratio increased 1.9 percentage points to 34.4% for the year ended December 31, 2010, from 32.5% for the year ended December 31, 2009. This change reflects an increase in external costs, primarily net commission expense relating to new business added in the second half of 2009 where the agent performs certain policy issuance functions.

General, selling and administrative costs decreased $7.1 million to $22.5 million for 2010 from $29.6 million for the same period in 2009.  This decrease reflects our ability to further leverage fixed costs.

Commenting on the year, Meadowbrook President and Chief Executive Officer Robert S. Cubbin stated: “We are pleased with our results as we continue to achieve profitable growth in a competitive market. Our growth strategy has been to develop specialty niche expertise in a range of select areas. Through this approach we have developed a book of business that is broadly diversified by line of business, customer base and geography. We believe this diversity reduces our risk profile and enables us to generally deliver

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more predictable results. Our focus on pricing adequacy and disciplined underwriting has resulted in a significant increase to net operating income as compared to the prior year.”

Fourth Quarter 2010 Highlights and Overview:
•
Net operating income, a non-GAAP measure the Company defines as net income excluding after-tax realized gains and losses, increased to $14.2 million, compared to $13.6 million in the prior year quarter; this equates to an increase in operating income per share of 8.3% to $0.26 per diluted share compared to $0.24 per diluted share in 2009, on a lower share count.

•
Net income for the quarter was $15.4 million, compared to $16.4 million for the comparable period in 2009; 2010 results include $1.2 million of net after-tax realized gains, whereas 2009 results include net after-tax realized gains of $2.9 million related to the sales of certain securities.

•	The combined ratio was 95.4%, compared to 94.8% in the fourth quarter of 2009.
•	Gross written premium increased by $17.9 million, or 9.8%, to $200.7 million, compared to $182.8 million in the prior year quarter.
•	Return on average equity of 11.1% in the fourth quarter as compared to 13.0% in the prior year quarter.
•	Return on average equity, excluding unrealized gains, of 12.2% in the fourth quarter as compared to 13.8% in the prior year quarter.

Fourth quarter 2010 net operating income, a non-GAAP measure, grew to $14.2 million, or $0.26 per diluted share, compared to $13.6 million, or $0.24 per diluted share, in the fourth quarter of 2009.  Net income for the quarter was $15.4 million, or $0.29 per diluted share, compared to $16.4 million, or $0.29 per diluted share, in the prior year quarter. Our 2010 results include $1.2 million, or $0.03 per diluted share, of net after-tax realized gains, whereas 2009 results include $2.9 million, or $0.05 per diluted share, of after-tax realized gains.

Fourth quarter gross written premium increased 9.8% to $200.7 million, compared to $182.8 million in the fourth quarter of 2009. The increase in premium is primarily due to growth in rate increases primarily in workers’ compensation.

For the three months ended December 31, 2010, net earned premium increased 19.0% to $173.8 million, compared to $146.0 million in the fourth quarter of 2009.  This growth reflects the impact of new programs implemented in 2009 where the production source had controlled the book of business over an extended period of time and the loss experience indicated adequate pricing.

The GAAP combined ratio for the fourth quarter of 2010 was 95.4%, compared to 94.8% in the fourth quarter of 2009.

During the first quarter of 2010, the Company made certain reclassifications to the expense classifications on the Consolidated Statement of Income.  These reclassifications were made to enable the user of the financial statements to calculate the GAAP combined ratio directly from the Consolidated Statement of Income. As a result, the Consolidated Statement of Income for the three months ended December 31, 2009, has been reclassified to conform to this revised presentation. These reclassifications do not change total expenses or consolidated net income as originally reported for the three months ended December 31, 2009. Please refer to Form 8-K filed on May 3, 2010 for further detail. For the three months ended December 31, 2010, this refinement resulted in a 1.7 percentage point increase in the expense ratio, a 1.0 percentage point decrease in the loss and LAE ratio and a decrease of $1.2 million in general, selling and administrative costs.

The calendar year loss and LAE ratio for the fourth quarter increased 1.0 percentage points to 61.6% from 60.6% for the same period in 2009. The 2010 results include favorable development of 4.2 percentage points compared to 2009 results, which included favorable development of 5.3 percentage points. The

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accident year loss and LAE ratio for the fourth quarter of 2010 was 65.8%, compared to 65.9% in the fourth quarter of 2009. The accident year loss and LAE ratio is a non-GAAP measure that represents our GAAP loss and LAE ratio excluding the impact of any adverse or favorable development on prior year loss reserves.

Policy acquisition and other underwriting expenses for the three months ended December 31, 2010 increased $8.8 million to $58.8 million from $50.0 million for the same period in 2009. Our expense ratio decreased 0.4 percentage points to 33.8% for the three months ended December 31, 2010, from 34.2% for the same period in 2009.

General, selling and administrative costs decreased $0.2 million to $5.4 million for the three months ended December 31, 2010 from $5.6 million for the three months ended December 31, 2009.

2011 Guidance Affirmed

For 2011, we expect net operating income to be in a range of $53.0 million to $58.5 million. We expect gross written premium in a range of $830 million to $850 million, and the combined ratio should be in a range of 96.0% to 97.0%.  Achieving results within these ranges would result in net operating income in a range of $1.00 to $1.10 per share.

Commenting on the 2011 outlook, Mr. Cubbin stated: “We believe that 2011 should prove to be another good year for the Company. We will continue to focus on price adequacy, disciplined underwriting, efficient claims handling and developing specialty niche expertise. This strategy has served us well despite a prolonged period of low interest rates, as well as a competitive pricing environment, which we expect will continue into 2011.”

Other Matters

Shareholders’ Equity:
At December 31, 2010, shareholders’ equity was $547.1 million, or $10.28 per common share, compared to $502.9 million, or $9.06 per common share, at December 31, 2009.

Book value per share excluding unrealized gains increased $1.02 per share to $9.61 per share from $8.59 per share at December 31, 2009.

Return on average equity was 11.4% in 2010 as compared to 11.2% in 2009.

Statutory Surplus:
At December 31, 2010, the combined statutory surplus was $370.5 million, compared to $351.8 million at December 31, 2009.

Premium Leverage Ratios: As of December 31, 2010, on a trailing twelve month statutory consolidated basis, the gross and net premium leverage ratios were 2.2 to 1.0 and 1.9 to 1.0, respectively. As a reference point, the Company’s target for gross and net written premium to statutory surplus are 2.75 to 1.0 and 2.25 to 1.0, respectively.

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Cash Flows from Operations:
For the three months ended December 31, 2010, operating cash flows were $46.4 million, compared to $50.2 million for the three months ended December 31, 2009.  The decrease in cash flow from operations reflects the timing of federal income taxes paid.

For the year ended December 31, 2010, operating cash flows were $174.5 million, compared to $127.7 million for the year ended December 31, 2009. The increase in cash flow from operations reflects growth in underwriting profits, growth in investment income and a slight lengthening of our loss and LAE reserve duration.

Debt to Equity Ratio:
At December 31, 2010, our debt-to-equity ratio was 21.7%, compared to 26.0% at December 31, 2009.  The Company’s debt-to-equity ratio excluding the 30 year interest only senior and junior subordinated debentures was 6.9% at December 31, 2010, compared to 9.9% at December 31, 2009.

Dividend and Share Repurchases:
On February 11, 2011, the Board of Directors declared a quarterly dividend of $0.04 per share payable on April 5, 2011 to shareholders of record as of March 21, 2011.

We repurchased approximately 2.5 million shares during 2010 at an average cost of $7.88 per share.
We did not repurchase any shares during the fourth quarter.  We have approximately 2.5 million remaining shares under the Share Repurchase Plan.

Investment Portfolio:
At December 31, 2010, pre-tax book yield was 4.2%, which compares to 4.4% at December, 2009. The effective duration of the portfolio was 5.0 years at December 31, 2010, compared to 5.1 years at December 31, 2009.

Net investment income for the fourth quarter of December 31, 2010 increased 8.6% to $14.0 million, up from $12.9 million in the fourth quarter of 2009.  For the year ended December 31, 2010 net investment income increased 7.6% to $54.2 million from $50.4 million in 2009. These increases reflect an increase in average invested assets due to positive cash flow from operations and profitable underwriting results.

At December 31, 2010, our portfolio had pre-tax net unrealized gains of $58.4 million, which compares to $44.5 million at December 31, 2009. The increase in net unrealized gains during the year was driven by declining interest rates. Changes in unrealized gains and losses impact our book value per share; however, they do not materially impact our net income because our investment philosophy primarily focuses upon holding fixed income securities to maturity. We believe our strong operating cash flow positions us well to maintain our current investment philosophy.

Conference Call

Meadowbrook’s 2010 fourth quarter results will be discussed by management in more detail on Wednesday, February 16, 2011 at 9:00 a.m. EDT.

To listen to the call please dial 1-877-407-8035 approximately five minutes prior to the start of the call and ask for the Meadowbrook conference call.  Additionally, the conference call will be broadcast live over the internet and can be accessed by all interested parties via the investor relations section of our website at www.meadowbrook.com or www.investorcalendar.com.

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For those who cannot listen to the live conference call, a replay of the call will be available through March 3, 2011 by dialing 1-877-660-6853 and referring to account number 286 and conference ID 365869.  The webcast will be archived and available for replay through May 16, 2011.

About Meadowbrook Insurance Group

Meadowbrook Insurance Group, Inc., based in Southfield, Michigan, is a leader in the specialty program management market.  Meadowbrook includes several agencies, claims and loss prevention facilities, self-insured management organizations and seven property and casualty insurance underwriting companies, including one in Bermuda. Meadowbrook has twenty-six locations in the United States. Meadowbrook is a risk management organization, specializing in specialty risk management solutions for agents, professional and trade associations, and small to medium-sized insureds.  Meadowbrook Insurance Group, Inc. common shares are listed on the New York Stock Exchange under the symbol "MIG". For further information, please visit Meadowbrook’s corporate web site at www.meadowbrook.com.

Certain statements made by Meadowbrook Insurance Group, Inc. in this release may constitute forward-looking statements including, but not limited to, those statements that include the words “believes,” “expects,” “anticipates,” “estimates,” or similar expressions. Please refer to the Company's most recent 10-K, 10-Q, and other Securities and Exchange Commission filings for more information on risk factors. Actual results could differ materially.  These forward-looking statements involve risks and uncertainties including, but not limited to the following: the frequency and severity of claims; uncertainties inherent in reserve estimates; catastrophic events; a change in the demand for, pricing of, availability or collectability of reinsurance; increased rate pressure on premiums; obtainment of certain rate increases in current market conditions; investment rate of return; changes in and adherence to insurance regulation; actions taken by regulators, rating agencies or lenders; obtainment of certain processing efficiencies; changing rates of inflation; and general economic conditions. Meadowbrook is not under any obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

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MEADOWBROOK INSURANCE GROUP, INC.
FINANCIAL INFORMATION

SUPPLEMENT TO THE EARNINGS RELEASE
UNAUDITED BALANCE SHEET INFORMATION

	DECEMBER 31,	DECEMBER 31,
(In Thousands, Except Per Share Data)	2010	2009

BALANCE SHEET DATA

ASSETS
Cash and invested assets	$1,345,257	$1,203,215
Premium and agents balances	169,865	155,327
Reinsurance recoverable	294,196	274,525
Deferred policy acquisition costs	78,755	68,787
Prepaid reinsurance premiums	28,208	35,298
Goodwill	118,842	118,842
Other assets	142,518	139,750

Total Assets	$2,177,641	$1,995,744

LIABILITIES
Loss and loss adjustment expense reserves	$1,065,056	$949,177
Unearned premium reserves	352,585	325,915
Debt	37,750	49,875
Debentures	80,930	80,930
Other liabilities	94,219	86,966
Total Liabilities	1,630,540	1,492,863

STOCKHOLDERS' EQUITY
Common stockholders' equity	547,101	502,881

Total Liabilities & Stockholders' Equity	$2,177,641	$1,995,744

Book value per common share	$10.28	$9.06

Book value per common share excluding
unrealized gain/loss, net of deferred taxes	$9.61	$8.59

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MEADOWBROOK INSURANCE GROUP, INC.
FINANCIAL INFORMATION

SUPPLEMENT TO THE EARNINGS RELEASE
UNAUDITED INCOME STATEMENT INFORMATION

(In Thousands, Except Share & Per Share Data)	FOR THE THREE MONTHS		FOR THE TWELVE MONTHS
	ENDED DECEMBER 31,		ENDED DECEMBER 31 ,

SUMMARY DATA	2010	2009 (1)	2010	2009 (1)

Gross written premiums	$200,716	$182,820	$801,900	$688,687
Net written premiums	174,186	153,273	693,599	580,018

REVENUES
Net earned premiums	$173,775	$146,025	$659,840	$539,602
Net commissions and fees	7,367	8,495	34,239	37,881
Net investment income	13,975	12,863	54,173	50,366
Net realized gains (losses)	1,376	3,467	1,817	(225)
Total Revenues	196,493	170,850	750,069	627,624
EXPENSES
Net losses and loss adjustment expenses	107,019	88,470	399,650	327,426
Policy acquisition and other underwriting expenses	58,769	49,962	227,031	175,134
General, selling and administrative expenses	5,386	5,564	22,494	29,601
General corporate expenses	1,259	1,682	5,668	5,977
Amortization expense	1,209	1,431	4,966	5,781
Interest expense	2,199	2,535	9,458	10,596
Total Expenses	175,841	149,644	669,267	554,515
INCOME BEFORE INCOME TAXES AND EQUITY EARNINGS OF AFFILIATES AND UNCONSOLIDATED SUBSIDIARIES	20,652	21,206	80,802	73,109
Income tax expense	5,921	5,473	23,817	21,321
Equity earnings of affiliates, net of tax	672	874	2,263	874
Equity earnings of unconsolidated subsidiaries, net of tax	(13)	(161)	473	(12)
NET INCOME	$15,390	$16,446	$59,721	$52,650

Less: Net realized gains (losses), net of tax	1,222	2,888	1,505	(865)

NET OPERATING INCOME (2)	$14,168	$13,558	$58,216	$53,515

Amortization expense	1,209	1,431	4,966	5,781

NET OPERATING INCOME, excluding amortization expense (3)	$15,377	$14,989	$63,182	$59,296

Diluted earnings per common share
Net income	$0.29	$0.29	$1.10	$0.92
Net operating income	$0.26	$0.24	$1.07	$0.93
Net operating income, excluding amortization expense	$0.29	$0.26	$1.16	$1.03
Diluted weighted average common shares outstanding	53,545,688	56,844,403	54,289,131	57,413,391

GAAP ratios:
Loss & LAE ratio	61.6%	60.6%	60.6%	60.7%
Other underwriting expense ratio	33.8%	34.2%	34.4%	32.5%
GAAP combined ratio	95.4%	94.8%	95.0%	93.2%

(1)
During the first quarter of 2010, the Company made certain reclassifications to the expense classifications on the Consolidated Statement of Income.  These reclassifications were made to enable the user of the financial statements to calculate the GAAP combined ratio directly from the Consolidated Statement of Income. As a result, the Consolidated Statement of Income for the three months and twelve months ended December 31, 2009, have been reclassified to conform to this revised presentation. These reclassifications do not change total expenses or consolidated net income as originally reported for the three months and twelve months ended December 31, 2009. Please refer to Form 8-K filed on May 3, 2010 for further detail.

(2)
While net operating income is a non-GAAP disclosure, management believes this information is beneficial to reviewing the financial statements.  Net operating income is net income less realized gains (losses) net of taxes associated with such gains (losses).

(3)
While net operating income, excluding amortization expense, is a non-GAAP disclosure, management believes this information is beneficial to reviewing the financial statements.  Management believes this information is beneficial as amortization expense reflects an interim non-cash charge and in the long-term cash earnings will reflect GAAP earnings as we complete the amortization periods associated with current acquisitions.  Net operating income, excluding amortization expense, is net income less realized gains (losses) net of taxes associated with such gains (losses) and less amortization expense.